Exhibit 99.1

FREESCALE SHARPENS FOCUS ON HIGH-GROWTH MARKETS

Investment strategy to strengthen global leadership positions

AUSTIN, TX, October 2, 2008 – Freescale Semiconductor, the global leader in embedded processing, today announced plans to sharpen the company’s strategic focus on growth markets and its key leadership positions.

The company will increase investments in the automotive and networking markets where it is the global leader in automotive microcontrollers, communication processors and radio frequency (RF) integrated circuits (ICs) technology. It will also increase its efforts and investments in the industrial and consumer markets that utilize Freescale’s microcontrollers, microprocessors, application-specific processors, analog, power and sensor ICs.

In support of this targeted approach, the company announced that it will explore strategic options for its cellular handset products business and intends to complete a sale, joint venture agreement or other transformation in the coming months. The company’s cellular handset products business includes baseband processors, RF transceivers, power management/audio, software and platforms for the cellular handset market.

The company also announced it has updated its arrangement with Motorola whereby Motorola agreed to provide certain consideration in exchange for eliminating their remaining minimum purchase commitments.

Chairman and chief executive officer Rich Beyer said: “This strategic framework is the result of a thorough evaluation and planning process conducted since I joined Freescale six months ago. As the semiconductor market continues to consolidate, it is essential that we maximize our investment on growth opportunities that enable us to extend our market leadership and to ultimately create shareholder value.”

Beyer continued, “In the cellular handset chipset market, it has become evident that this business needs considerably greater scale in order to achieve a position of market leadership and long-term success. We feel the investment required to achieve that scale by Freescale will be better served extending our product portfolios where we are the leader and expanding our application expertise in sensors, analog, power and multimedia processing.”

As the leader in automotive semiconductors, Freescale’s position in microcontroller technology has helped improve fuel-efficiency and reduce exhaust emissions. With the increased funding from this strategic focus, the company will advance their integration of microcontroller, analog, power and sensor technology for the next generation of hybrid vehicles and provide solutions for more stringent emission and safety standards.

Freescale helped pioneer the communication processor market with its PowerQUICC® processor architecture. As the networking market evolved from data-only transmission to a high-speed, high-performance integration of voice, data and multimedia services, the company has maintained a leadership position. An increased focus on networking will help the company expedite their recently announced multicore communications platform to help deliver the infrastructure required for the dramatic expansion of voice, data and video services over wireline and wireless networks.

Freescale is also gaining traction in key areas in the industrial and consumer markets where the company is leveraging its industry-leading automotive and networking technology.

The industrial market shares many of the quality and durability aspects required in the automotive industry. The company plans to extend its microcontroller leadership to industrial-specific embedded control applications to deliver more energy-efficient solutions. Similarly, Freescale’s connectivity and networking expertise will be expanded to address increasing demands for process automation and equipment monitoring in both new and existing plants.

The consumer market is already benefiting from many of the sensor technology advancements originally developed for the automotive industry. Freescale accelerometer sensor technology used for crash detection in automotive airbags is also being designed into new gaming controls, smartphones and other portable multimedia devices to detect user movement and control display orientation.

The company will also accelerate its investments in its analog/power product families to increase its penetration in automotive and industrial markets and to enter into selected high-growth consumer markets.

Technology from the consumer market is also moving into industrial and automotive applications. The company’s i.MX multimedia applications processor technology, found in a variety of consumer-oriented portable devices, is being adopted in automotive voice-activated entertainment and communication systems.

The company intends to increase R&D funding to expand their processing, RF, sensor and analog power management expertise into new high-growth market segments like personal medical devices, smart energy metering and home networking.

“As a global leader in embedded processing and application-specific solutions, Freescale is uniquely positioned to deliver comprehensive solutions to many high-growth market segments,” Beyer said. “We are confident that this strategic focus will enhance our leadership positions and create value for our customers, employees and other stakeholders.”

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale is one of the world’s largest semiconductor companies with 2007 sales of $5.7 billion (USD).

www.freescale.com